STOCKHOLDERS' AGREEMENT

     Stockholders' Agreement, dated as of October __, 1997, between Winthrop Financial Associates, A Limited Partnership, a Maryland limited partnership
("WFA"),   and  Insignia   Financial  Group,  Inc.  ,  a  Delaware   corporation
("Insignia").

     WHEREAS, pursuant to a Subscription and Purchase Agreement of even date herewith, among WFA, Insignia and the other parties signatory thereto (the "Purchase Agreement"), Insignia is subscribing for 200 newly issued shares of Class B Common Stock of First Winthrop Corporation ("FWC"). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Purchase Agreement, the Certificate of Incorporation and Bylaws of FWC except that the term "Subsidiaries" shall exclude non-corporate Subsidiaries and the term "Partnerships" shall exclude Partnerships in which WFA is the general partner;

     WHEREAS, as a condition to the Closing of the Purchase Agreement, the parties hereto agreed to enter into this Stockholders Agreement;

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the undersigned, the parties agree as follows:

Article 1.  Trigger Events.

     Section 1.1 Insignia Trigger Events. Any of the following acts or events shall be deemed to be an "Insignia Trigger Event" for purposes of this
Agreement:

     (a) violation of the Organizational Documents of FWC or any of the Subsidiaries by any of (i) the directors of FWC other than the Class B Directors or (ii) any officer, director or employee of FWC or the Subsidiaries who was not appointed, recommended or hired by a Class B Director or the Residential Committee of the Board of Directors of FWC or any of the Subsidiaries;

     (b) failure to cause a Class B Director to be appointed to fill a vacancy on the Residential Committee of the Board of Directors of FWC (the "FWC Residential Committee") within the Requisite Period (as hereinafter defined);

     (c) failure to cause any individual (not previously removed for cause) recommended by the FWC Residential Committee to be appointed to the Board of Directors of the Subsidiary for which the recommendation was made (which shall not be more than one person per Subsidiary) (each, a "Subsidiary Director") within the Requisite Period;

     (d) removal of any Subsidiary Director without cause except with the written approval of the FWC Residential Committee;

     (e) failure of the Board of Directors of any Subsidiary to appoint a Subsidiary Director to the Residential Committee of such Subsidiary (each a "Subsidiary Residential Committee") within 10 days after receipt of notice from such Subsidiary Director;

     (f) in the case of any Subsidiary incorporated in Massachusetts, the removal without cause of any officer appointed by the Subsidiary Residential
Committee except with the written approval of such Subsidiary Residential Committee;

     (g) in the case of any Subsidiary incorporated in Texas, failure of the Board of Directors of any such Subsidiary to appoint within the Requisite Period any individual (not previously removed for cause) recommended by the Subsidiary Residential Committee to the office of Vice President-Residential or any other office established by the Subsidiary Residential Committee pursuant to the Organizational Documents of such entity;

     (h) in the case of any Subsidiary incorporated in Texas, the removal without cause of any officer recommended by the Subsidiary Residential Committee except with the written approval of such Subsidiary Residential Committee;

     (i) in the case of any Subsidiary incorporated in Texas, the appointment of any person to the office of Vice President - Residential or any other office established by the Subsidiary Residential Committee pursuant to the Organizational Documents of such entity who was not nominated by the Subsidiary Residential Committee;

     (j) failure of the Board of Directors or stockholders of FWC or any Subsidiary to approve within the Requisite Period any action proposed by the FWC Residential Committee or any Subsidiary Residential Committee, respectively, regarding (1) the Partnerships, (2) the Partnership Intermediate Entities in their capacity as general partner of a Partnership or (3) the Properties, so long as such proposed action is not specifically prohibited by the Organizational Documents of the respective entity or this Agreement;

     (k) appointment of any person other than a Class B Director or a Subsidiary Director to the FWC Residential Committee or any Subsidiary Residential Committee, respectively;

     (l) amendment of the partnership agreement of any Partnership Intermediate Entity in any manner which affects the control of the general partnership interest in a Partnership held by such Partnership Intermediate Entity without the prior written consent of the Vice President - Residential with responsibility for the general partnership interests in Partnerships held by such Partnership Intermediate Entity;

     (m) removal of the general partner of any Partnership Intermediate Entity by the limited partners thereof;

     (n) dissolution of, or modification or revocation of the authority of, the FWC Residential Committee or any Subsidiary Residential Committee without the prior written consent of the Class B Director or the Subsidiary Director, respectively.


     Section 1.2 Requisite Period. For purposes of this Agreement, "Requisite Period" shall mean the taking of such action as soon as practicable, but in no event later than 20 Business Days, after receipt by FWC or the applicable Subsidiary of any recommendation made by (x) a Class B Director, in the case of
Section 1.1(b), (y) the FWC Residential Committee, in the case of Section 1.1(c) or Section 1.1(j) as applicable or (z) the Subsidiary Residential Committee, in the case of Section 1.1(g) or Section 1.1(j), as applicable.

     Section 1.3 WFA Trigger Events. Any of the following acts or events shall be deemed to be a "WFA Trigger Event" for purposes of this Agreement:

     (a) a violation of the Organizational Documents of FWC or any of the Subsidiaries by any of (i) the Class B Directors or (ii) any officer, director or employee of FWC or the Subsidiaries who was appointed, recommended or hired by a Class B Director, the FWC Residential Committee or any Subsidiary Residential Committee; or

     (b) a breach of Section 4.1 hereof.

Article 2.  Options Upon the Occurrence of a Trigger Event.

     Section 2.1 Insignia's Options upon an Insignia Trigger Event. In the event that an Insignia Trigger Event has occurred, then Insignia shall be entitled to elect to exercise the following option (the "Insignia Option"):

     (a) WFA shall purchase from Insignia (and any transferee or assignee), and Insignia (and any transferee or assignee) shall sell to WFA, all of the outstanding Class B Common at an aggregate purchase price of $50 million, reduced by any dividends actually paid on such Class B Common from the date hereof until the date of the consummation of such sale, AND,

     (b) WFA shall purchase from Insignia (and any transferee or assignee), and Insignia (and any transferee or assignee) shall sell to WFA, all of the limited partnership interests in the Partnerships that are owned by Insignia, IPT, any holder of Class B Common and their respective Affiliates for the Agreed Value of such interests. For purposes of this Agreement, "Agreed Value" of any limited partnership interest shall mean the product of (v) the FFO (as hereinafter defined) of the Partnership in which limited partnership interests are to be transferred for its fiscal quarter most recently ended on or prior to the date on which the Insignia Trigger Event occurred (the "Insignia Trigger Date") multiplied by four, (w) the percentage of cash distributions from operations allocable to the limited partners of the Partnership pursuant to the terms of the partnership agreement of such Partnership, (x) the most recent average FFO multiple for multifamily REITs as of the Insignia Trigger Date published by Lehman Brothers Inc. or its successor, or if Lehman Brothers Inc. or its successor no longer publishes such a statistic, then such statistic published by a nationally recognized investment bank; (y) the proportionate equity interest in the Partnership represented by the limited partnership interests to be sold hereunder, and (z) 1.2. For purposes of this Section 2.1(b), "FFO" shall mean net income or net loss from real estate operations determined in accordance with generally accepted accounting principles, excluding gains or losses from debt restructuring or sales of property, plus depreciation and provisions for impairment.

     Section 2.2 WFA's options upon a WFA Trigger Event. In the event that a WFA Trigger Event has occurred, then WFA shall be entitled to elect to exercise the following option ("the WFA Option"):

     (a) Insignia shall indemnify, defend and save each of Sellers and their respective Affiliates (other than the Subsidiaries, Partnerships and the Lower Tier Entities) (the "Indemnified Parties") harmless from, against, for and in respect of any Losses suffered, sustained, incurred or required to be paid by the Indemnified Parties as a result of any act set forth in Section 1.3 hereof. For purposes of this Section 2.2, "Losses" shall also include an amount which is sufficient, after taking into account any income taxes (calculated as hereinafter provided) which may be imposed on any payments required to be made pursuant to this Section 2.2 (a), to be equal to the excess of the income tax liability of the Indemnified Parties and the Subsidiaries (calculated as hereinafter provided) resulting from the WFA Trigger Event over the present value of the income tax liability of the Indemnified Parties and the Subsidiaries (calculated as hereinafter provided) that would have resulted if the general partnership interests affected by the WFA Trigger Event had been transferred on January 1, 2005 for units in IPLP (as defined in the Bylaws) pursuant to an Approved Transaction. The applicable federal rate as determined under Section 1274(d) of the Code shall be used for purposes of calculating the present value of any future tax liability. The amount of any income tax liability of the Indemnified Parties and the Subsidiaries shall be determined by assuming that the tax is payable by them at the then highest applicable marginal rates of federal, state and local income tax applicable to C corporations
(whether or not the Indemnified Parties or the Subsidiaries are in fact corporations) AND,

     (b) If a WFA Trigger  Event was as a result of (i) an action  described  in
Section 1.3(b) hereof, (ii) an action described in Section 1.3 (a) hereof which involves the direct or indirect sale, transfer, or other disposition of a general partnership interest in a Partnership, including through the merger of a Partnership, other than pursuant to an Approved Transaction or (iii) an action described in Section 1.3(a) hereof which involves the direct or indirect resignation, retirement or other withdrawal of a general partner of a Partnership, other than pursuant to an Approved Transaction, then the Insignia Option provided for in Section 2.1 hereof shall thereupon terminate and cease to apply.

     Section 2.3 Exclusive Options. The Insignia Option and WFA Option set forth in this Article 2 shall be the sole and exclusive remedies available to the parties hereto for the events described in Sections 1.1 and 1.3 hereof.

Article 3. Timing on Exercise of Option Resulting from Trigger Events.

     Section 3.1 Exercise of Insignia Option. Upon the occurrence of an Insignia Trigger Event, Insignia shall send WFA a prompt written notice setting forth (i) its intention to elect the Insignia Option, (ii) a description of the specific action giving rise to the Insignia Trigger Event, (iii) the aggregate amount of the Agreed Value for the limited partnership interests and relevant documentation setting forth the calculation thereof and (iv) the Insignia Trigger Date. Within 20 Business Days from receipt of such notice, WFA shall consummate the purchase of (x) the Class B Common for the purchase price calculated pursuant to Section 2.1(a) and (y) the limited partnership interests designated in Section 2.1(b) hereof for the Agreed Value, and Insignia and the other parties referred to in Section 2.1(b) shall execute all necessary transfer documents with representations only as to authority, title and the absence of Liens in connection with such sale. WFA's obligation pursuant to this Section
3.1 shall be subject to the delivery by Insignia and the other parties referred to in Section 2.1(b) of all, but not less than all, of the outstanding Class B Common and the limited partnership interests referred to in Section 2.1(b).

     Section 3.2 Exercise of WFA Option. Upon the occurrence of a WFA Trigger Event, WFA shall send Insignia a prompt written notice setting forth (i) its intention to elect the WFA Option, (ii) the description of the specific action giving rise to the WFA Trigger Event, (iii) whether the action giving rise to the WFA Trigger Event invokes the provision of Section 2.2(b) hereof and (iv) the amount of the Indemnified Parties' Losses. Losses shall be payable within 20 Business Days from receipt by Insignia of a notice from WFA setting forth the actual amount of the Losses and relevant documentation with respect thereto.

Article 4.  Covenants.

     Section 4.1 Covenants of Insignia. Insignia hereby covenants that during the term of this Agreement neither it nor any of the Covered Parties (as hereinafter defined) shall, unless in connection with an Approved Transaction, directly or indirectly, without WFA's prior written consent, "solicit" or become a "participant" in a 'solicitation' of proxies or consents or cooperate with any third party in "soliciting" proxies or consents (as such terms are used in the proxy rules of the SEC regardless of whether a Partnership is a public Partnership) for the removal of any general partner of a Partnership. The term "Covered Parties" shall mean Insignia, IPT, any holder of Class B Common and any of their respective Affiliates and any person soliciting consents or proxies for such action with whom a holder of Class B Common or an Affiliate thereof cooperates (except to the extent measured by the fiduciary duty of such holder).

     Section 4.2 Covenants of Insignia and WFA. Insignia and WFA hereby agree that if FWC or any of the Subsidiaries create a wholly-owned subsidiary in accordance with an Approved Transaction, then this Agreement shall also apply to that newly created subsidiary, without requiring a written amendment of this Agreement.

     Article 5. Transfers of Stock. Neither party shall sell, assign, transfer, pledge or encumber ("transfer") its capital stock in FWC unless (i) such transferor remains bound by the terms and conditions of this Agreement and (ii) the transferee agrees in writing to be bound by the termsand conditions of this Agreement. Any transfers made in violation of this Article 5 shall be deemed null and void.

     Article 6. Legends. The parties hereto agree that certificates evidencing capital stock of the Company will bear the following legends:

     "The shares of stock represented by this certificate are subject to all of the terms of that certain Stockholders' Agreement dated as of October __, 1997 among the Company's stockholders, a copy of which is on file at the office of the Company."

     "The Company will furnish to any stockholder upon request and without charge, a full statement of the powers, designations, preferences and relative rights of the shares of each class of stock authorized to be issued by the Company."

Article 7.  Miscellaneous.

     Section 7.1 Termination. This Agreement shall terminate on the tenth anniversary of the date hereof, provided however, that if any Subsidiary no longer holds directly, or as a general partner in a Partnership Intermediate Entity, any general partnership interests in any Partnership, then such Subsidiary and such Partnership Intermediate Entity shall no longer be subject to the terms of Sections 1.1 and 1.3 of this Agreement (so long as the transaction described in the proviso was not as a result of a violation of this Agreement or the cause of a WFA Trigger Event or Insignia Trigger Event).

     Section 7.2 No Third Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any Person not a party to this Agreement, except for the additional persons (other than any limited partner of any Partnership in such capacity) that may be entitled to indemnification pursuant to Section 2.2 hereof.

     Section 7.3 Notice. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, by Federal Express, Express Mail, or similar overnight delivery or courier service, or delivered (in person or by telecopy, telex, or similar telecommunications equipment) against receipt to the party to whom it is to be given. Any notice addressed to Insignia shall be addressed to the attention of: General Counsel at One Insignia Financial Plaza, P.O. Box 1089, Greenville, SC 29602, with a copy to Proskauer Rose LLP, 1585 Broadway, New York, New York 10036, Attention: Arnold S. Jacobs, Esq. Any notice to WFA shall be addressed to the attention of: Messrs. Peter Braverman and Michael Ashner at Winthrop Financial Associates, 100 Jericho Quadrangle, Suite 214, Jericho, NY 11753, and to Apollo Real Estate Advisors, L.P., 1999 Avenue of the Stars, Suite 1900, Los Angeles, CA 90067-6048 with a copy to Rosenman & Colin LLP, 575 Madison Avenue, New York, New York 10022-2585, Attention: Joseph L. Getraer, Esq. Any notice or other communication given by certified mail shall be deemed given three days after the time of certification thereof, except for a notice changing a party's address which will be deemed given at the time of receipt thereof.

     Section 7.4 Waiver. Any waiver by any party of a breach of any term of this Agreement shall not operate as or be construed to be a waiver of any other breach of that term or of any breach of any other term of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

     Section 7.5 Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of WFA, Insignia and their respective successors and assigns.

     Section 7.6 Severability. If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

     Section 7.7 Headings. The headings in this Agreement are solely for convenience of reference and shall not be deemed a part of or given effect in the construction or interpretation of this Agreement.

     Section 7.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict of laws rules. The parties agree that any action, suit, or proceeding arising out of, based on, or in connection with this Agreement or the transactions contemplated hereby may be brought only in the United States District Court for the Southern District of New York or the Supreme Court of New York, New York County, and each party covenants and agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit, or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that its property is exempt or immune from attachment or execution, that the action, suit, or proceeding is brought in an inconvenient forum, that the venue of the action, suit, or proceeding is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court.

     Section 7.9 Waiver of Trial by Jury. (i) To the extent permitted by applicable law, each of the parties to this Agreement hereby agrees to waive its respective rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement or any dealings between or among them relating to the subject matter of this Agreement and the relationships being established. The scope of this waiver is intended to encompass any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement, including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into this Agreement, and that each will continue to rely on the waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. This waiver is irrevocable, meaning that it may not be modified either orally or in writing. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

     (ii) In the event any party hereto determines to commence any suit, action or other proceeding at law or equity to interpret, enforce or implement any of the matters set forth in this Agreement, or by reason of any breach or default hereunder or thereunder, the party prevailing in any such action or proceeding, including any bankruptcy proceeding and/or any appeal, shall be paid all reasonable costs and attorneys' fees by the non-prevailing party, and all such reasonable costs and attorneys' fees shall be included in any such judgment. No termination of this Agreement upon any grounds or in any circumstances addressed herein or otherwise will impair or limit a prevailing party's right to recover from the other party its reasonable attorneys' fees and costs in accordance with the provisions of this Section.

     Section 7.10 Construction of Documents. The parties hereto acknowledge that they were represented by counsel in connection with the negotiation and drafting of this Agreement and the documents to be delivered pursuant hereto, none of which shall be subject to the principle of construing their meaning against the party which drafted the document.

     Section  7.11 Whole  Agreement;  Amendments.  This  Agreement  contains the
entire   agreement  of  the  parties  hereto  in  respect  of  the  transactions contemplated hereby, and all prior agreements among or between such parties, whether oral or written, with respect to such transactions are superseded by the terms of this Agreement. This Agreement may be amended only in a writing signed by the party to be bound thereby.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.


                           Winthrop Financial Associates, A Limited
                             Partnership

                                  By:   Linnaeus Associates Limited
                                         Partnership, its general partner

                                  By:   W.L. Realty, L.P.,
                                        its general partner

                                  By:   Londonderry Acquisition II Limited
                                        Partnership, its general partner

                                  By:   LDY-GP Partners II, L.P.,
                                        its general partner

                                  By:   Londonderry Acquisition
                                        Corporation II, Inc., its
                                        general partner

                                  By:   _____________________________
                                        Name:  Michael L. Ashner
                                        Title:    Authorized Signatory



                                  Insignia Financial Group, Inc.

                                  By:   _____________________________
                                        Name:
                                        Title: